UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2021

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11766 Wilshire Blvd., Suite 1670
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (424) 208-8100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS.
Special Dividend
On December 28, 2021, the board of directors of Pacific Oak Strategic Opportunity REIT, Inc. (the “Company”) authorized a special dividend (the “Special Dividend”) of $1.17 per share on the outstanding shares of common stock of the Company to the stockholders of record as of the close of business on December 30, 2021 (the “Record Date”). The Special Dividend is payable in either shares of common stock of the Company or cash to, and at the election of, the stockholders of record as of the Record Date. The Special Dividend will be paid in January 2022 to stockholders of record as of the close of business on the Record Date. If stockholders elect all cash, their election will be subject to adjustment such that the aggregate amount of cash to be distributed by the Company will be a maximum of 10% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder to be paid in shares of common stock. The aggregate amount of cash paid by the Company pursuant to the Special Dividend and the actual number of shares of common stock issued pursuant to the Special Dividend will depend upon the number of stockholders electing cash or stock and whether the Maximum Cash Distribution is met.
In order to ensure that the Company maintains its status as a real estate investment trust (“REIT”), the Company must distribute at least 90% of its “real estate investment trust taxable income” each year, and distribute all of its “real estate investment trust taxable income” and “net capital gain” in order to avoid corporate level tax. The Special Dividend is being made primarily in connection with a deemed sale of land to a taxable REIT subsidiary, which we expect to trigger a significant amount of capital gain in 2021. The Special Dividend payment, including both cash and stock portions, is expected to generally be taxed as a capital gain distribution to stockholders. The tax due on such dividend may exceed the amount of cash, if any, distributed to stockholders as part of the Special Dividend. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Special Dividend in light of his or her particular investment or tax circumstances.
Stockholders will have the right to elect, on or prior to January 17, 2022 (the “Election Deadline”), to be paid their pro rata portion of the Special Dividend all in common stock (a “Share Election”) or all in cash (a “Cash Election”), provided, however, that the total amount of cash payable to all stockholders in the Special Dividend is subject to the Maximum Cash Distribution, as described above, with the balance of the Special Dividend payable in the form of common stock. Stockholders failing to timely return a properly completed election form before the Election Deadline will be deemed to have made a Cash Election (“Default Elections”). If the aggregate amount of stockholder Cash Elections and Default Elections exceeds the Maximum Cash Distribution, then the payment of cash will be made on a pro rata basis to such stockholders such that the aggregate amount paid in cash to all stockholders equals the Maximum Cash Distribution. Because the aggregate amount of cash to be distributed by the Company is 10% of the total Special Dividend, the likely result of a Cash Election or Default Election is the receipt of 10% cash and 90% shares of common stock, unless a significant number of stockholders make the Share Election.
Stockholders making a Share Election will receive the Special Dividend solely in shares of common stock. With respect to any portion of the Special Dividend that is paid to any stockholder in shares of common stock, the number of shares of common stock issued will be equal to the dollar amount of such portion of the Special Dividend divided by the estimated value per share of the Company’s common stock determined within two weeks of payment (which the Company expects will equal the estimated value per share of the Company’s common stock determined by the Board of Directors on December 2, 2021, less the per share special distribution of $1.17)
Election forms will be mailed to all stockholders beginning on or shortly after January 6, 2022 and must be returned on or before the Election Deadline to be effective. Election forms are not available for download from our website. A letter to stockholders and short question and answer sheet are being mailed to stockholders with the election forms. The letter to stockholders and question and answer sheet are attached hereto as Exhibit 99.1, and are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

99.1	Letter to Stockholders Regarding Special Dividend, including Questions and Answers

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 30, 2021	BY:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Treasurer and Secretary